UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 13, 2016

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33805	26-0354783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)
212-790-0000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 13, 2016, Och-Ziff Capital Management Group LLC (the “Company” or “Och-Ziff”) announced several changes to its executive leadership, including those described below. A copy of the Company’s press release announcing these changes is attached hereto as Exhibit 99.1.
Resignation and Appointment of Chief Financial Officer
Effective immediately, the Company’s Board of Directors (the “Board”) appointed Alesia J. Haas to serve as the Chief Financial Officer (the “CFO”) and an executive managing director, succeeding Joel M. Frank, who plans to retire. In his role as CFO, Mr. Frank also performed the functions of principal operating officer and principal accounting officer, which were assumed by Wayne N. Cohen and Erez Elisha, respectively, as further described below. In order to assist with an orderly transition of his responsibilities, Mr. Frank will remain with the Company as a Senior Advisor until his retirement at the end of June 2017.
In connection with his retirement, Mr. Frank has also notified the Company of his resignation from the Board, effective immediately. Upon Mr. Frank’s resignation and the recommendation of the Nominating, Corporate Governance and Conflicts Committee of the Board, the Board decreased the size of the Board from eight to seven directors.
Ms. Haas, age 39, was employed by OneWest Bank, NA for approximately six years from 2009, first as Head of Strategy and then as Chief Financial Officer.  Her prior experience includes various investment banking, strategy and other roles with Merrill Lynch and General Electric.
On December 9, 2016, each of OZ Management LP, OZ Advisors LP and OZ Advisors II LP, each a subsidiary of the Company (the “Och-Ziff Operating Group entities”), entered into an agreement with Ms. Haas (the “Haas Partner Agreements”) in connection with her admission as a limited partner of the Och-Ziff Operating Group entities on December 13, 2016.
Ms. Haas was granted one Class D common unit in each Och-Ziff Operating Group entity (collectively, an “Och-Ziff Operating Group D Unit”). The Och-Ziff Operating Group D Units are non-equity profits interests in the Och-Ziff Operating Group. Ms. Haas will also receive a conditional grant of 1,000,000 profit sharing interests (“PSIs”) in each of the Och-Ziff Operating Group entities as of January 1, 2017, which number of PSIs may be increased or reduced from time to time, in accordance with the terms of the limited partnership agreements of the Och-Ziff Operating Group entities and the Haas Partner Agreements. PSIs are non-equity profits interests in the Och-Ziff Operating Group entities, entitling Ms. Haas to distributions of future profits of the Och-Ziff Operating Group on a pro rata basis with the Och-Ziff Operating Group D Units, which distributions will generally be reduced by quarterly cash advances paid to her at a rate of $500,000 per year. In addition, Ms. Haas is eligible to receive annual discretionary performance distributions (together with the PSI distributions, “Variable Distributions”).
Ms. Haas will receive guaranteed Variable Distributions for each of 2016 and 2017 equal to $1,604,000 for 2016 (the “2016 Bonus”) and no less than $2,250,000 for 2017, which payments are generally subject to her continued employment, except that Ms. Haas will retain the 2016 Bonus if she is subject to a withdrawal from the Och-Ziff Operating Group without cause. Variable Distributions are generally payable in a combination of cash, Och-Ziff Operating Group D Units and deferred cash interests (“DCIs”). DCIs reflect notional Och-Ziff fund investments made by the Och-Ziff Operating Group entities on behalf of Ms. Haas, which will generally be subject to four-year vesting and forfeiture conditions. Upon vesting, Ms. Haas will receive an amount equal to the notional investment represented by the DCIs. Any Och-Ziff Operating Group D Units granted to Ms. Haas as part of her Variable Distributions will vest in four equal annual installments. Upon vesting, all of the Och-Ziff Operating Group D Units granted to Ms. Haas continue to be subject to transfer restrictions, minimum ownership requirements and the conditions to conversion into Och-Ziff Operating Group A Units.

The Haas Partner Agreements contain standard non-competition, non-solicitation and confidentiality restrictions that are generally consistent with those applicable to our other executive managing directors.

Resignation of Chief Legal Officer
Effective January 23, 2017, David M. Levine will be appointed as Chief Legal Officer (“CLO”) and an executive managing director, succeeding David M. Becker. Mr. Becker has decided to retire and will resign as CLO, and as executive managing director, on such date. Mr. Levine, age 49, has been a senior member of Deutsche Bank’s legal team for the past 15 years, most recently serving as the Global Head of Litigation and Regulatory Enforcement. Prior to joining Deutsche Bank in 2001, he spent eight years at the U.S. Securities and Exchange Commission in Washington, D.C., and New York, including serving as the Chief of Staff.
Appointment of Principal Operating Officer
Effective immediately, Mr. Cohen will assume Mr. Frank’s duties as the principal operating officer of the Company. Mr. Cohen, age 42, is the Company’s Chief Operating Officer, a position that he has held since 2009. He is also an executive managing director and a member of the Company’s Partner Management Committee.
Appointment of Principal Accounting Officer
Effective immediately, Mr. Elisha has been promoted to the newly created role of Chief Accounting Officer, assuming Mr. Frank’s duties as principal accounting officer of the Company. Mr. Elisha, age 46, is a managing director and previously he served as Public Entity Controller since joining Och-Ziff in 2007.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release of the Company, dated December 13, 2016

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
(Registrant)

By:	/s/ Daniel S. Och
Daniel S. Och
Chief Executive Officer, Executive Managing Director and Chairman of the Board of Directors
December 13, 2016

Exhibit No.	Description
99.1	Press Release of the Company, dated December 13, 2016